EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
           Nine Months Ended September 27, 1998 and September 28, 1997

(Thousands of Dollars and Shares Except Per Share Data)



                                          1998                 1997
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $ 74,576    74,576    116,075   116,075
Interest and amortization on 6%
 convertible notes, net of taxes          -         -          -     4,307
                                    -------   -------    -------   -------
Net earnings applicable to
 common shares                     $ 74,576    74,576    116,075   120,382
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           133,441   133,441    128,863   128,863
  Exercise of stock
   options and warrants:
    Actual                            1,239     1,239        738       738
    Assumed                               -     5,258          -     2,390
  Conversion of 6%
   convertible notes:
    Actual                                -         -         13        13
    Assumed                               -         -         -      7,627
  Purchase of common stock           (2,334)   (2,334)    (1,825)   (1,825)
                                    -------   -------    -------   -------
    Total                           132,346   137,604    127,789   137,806
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .56       .54        .91       .87
                                    =======   =======    =======   =======